Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

March 31, 2010

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, CA 94089

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Meru Networks, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 730,770 shares of the Company’s common stock, par value $0.0005 per share (the “Shares”), issuable pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP